Exhibit 99.1

Tenax Therapeutics Appoints Thomas R. Staab, II as Chief Financial Officer

Mr. Staab has over 25 years of financial and executive experience across the healthcare industry

CHAPEL HILL, N.C., Apr. 22, 2026 (GLOBE NEWSWIRE) – Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or “Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, announced today the appointment of Thomas R. Staab, II as Chief Financial Officer (CFO), effective May 11, 2026. Mr. Staab brings over 25 years of leadership experience across management and corporate finance roles in the healthcare industry. He will replace Thomas McGauley, who has served as interim CFO since December 2024.

“Tom brings decades of experience as a CFO, leading strategic finance functions, growing and integrating organizations, and launching products at multiple healthcare companies. He joins at a crucial moment in Tenax’s evolution, as we expand our registrational program globally and begin building out strategic capabilities key to levosimendan’s future as potentially the first available therapy for PH-HFpEF patients,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “We are delighted to welcome Tom and look forward to leveraging his considerable knowledge of the biotech investment world, and his C-suite experience in biotech, as we advance TNX-103 over the coming years.”

Mr. Giordano added, “Our interim CFO, Tom McGauley, has done a phenomenal job modernizing and growing our finance organization during a vital period of expansion. The Board and I are grateful for his tireless focus on finance and operational execution, and the strategic guidance he has provided Tenax on so many levels.”

“I am excited to join Tenax and support an organization focused on developing a novel, potential first-in-class therapy for an indication with such a significant unmet need,” said Mr. Staab. “I look forward to partnering with the leadership team and Board of Directors to position the company for long-term success.”

Mr. Staab is a highly qualified healthcare executive with over 25 years in various financial leadership positions at publicly-listed companies. He most recently served as CFO and Secretary of LENSAR until May 2026, and Senior Vice President, CFO and Treasurer at BioCryst Pharmaceuticals from July 2011 to February 2020. Prior to BioCryst, Mr. Staab served as Executive Vice President, CFO and Treasurer at Inspire Pharmaceuticals through its approximately $430 million acquisition by Merck. Previously, he served as acting CFO and Treasurer at Triangle Pharmaceuticals through its $464 million acquisition by Gilead. Before joining the healthcare industry, Mr. Staab worked for PricewaterhouseCoopers providing audit and business advisory services to national and multi-national corporations in various industries. He received a BS in Business Administration and a Master of Accounting from the University of North Carolina at Chapel Hill. Mr. Staab is a Certified Public Accountant.

Tenax Therapeutics also announced the issuance of inducement equity awards to Mr. Staab in connection with his appointment to the position of CFO of the Company to be granted on May 11, 2026. The inducement equity awards consist of (i) an award of 10,000 restricted stock units, and (ii) an award of options to purchase 450,000 shares of common stock. One quarter of the restricted stock unit award will vest 10 days after Mr. Staab’s start date, with the remainder vesting in three equal installments on the four-month, eight-month, and twelve-month anniversaries of the start date. One quarter of the option award will vest on the first anniversary of Mr. Staab’s start date, with the remainder vesting in 36 approximately equal installments on the monthly anniversaries thereafter. The vesting of both awards is subject to Mr. Staab’s continued employment with the Company through each applicable vesting date. The exercise price for the option award will be the closing price of the Company’s common stock on the date of grant. The award was approved in accordance with Nasdaq Listing Rule 5635(c)(4).

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, including TNX-103 (oral levosimendan) which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including our executives and on our Board of Directors; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, location, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; the potential advantages of our product candidates; our competitive position; intellectual property risks; volatility and uncertainty in the global economy and financial markets in light of unexpected changes in tariffs and the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; risks associated with our cash needs; changes in legal, regulatory and legislative environments in the markets in which we operate, and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

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